Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-131945, 333-108790, 333-104732, 333-62566, and 333-53449 on the respective Forms S-8 of our report dated January 6, 2007 except for Note 15, as to which the date is June 29, 2007, relating to the consolidated financial statements of American Pacific Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, and an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities), appearing in the Current Report on Form 8-K dated June 29, 2007 of American Pacific Corporation.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
June 29, 2007